Exhibit 10.1

Accounts Receivable Assignment

Effective Date of this Agreement:  November 30, 2010

This Agreement is by and between

Comtax Services Inc., a Florida corporation having its principal office located at 333 North Atlantic Avenue, Suite 412, Cocoa Beach, Florida, 32931, hereinafter “Assignor”

AND

Xun Energy, Inc., a Nevada corporation having its principal office located at 12518 NE Airport Way, Suite 148 No. 156 Portland Oregon  97230, hereinafter “Assignee”

Purpose of this Agreement

Assignor and Assignee agree that Assignee will assume certain accounts receivable according to the following terms and conditions:

(a)

As of the Effective Date, the net Account Receivable balance is One Hundred Forty Seven Thousand, Nine Hundred Sixty Five dollars ($147,965.00).

(b)

For Value Received, all right, title and interest in and to the accounts receivable (the “Accounts”) (attached as Exhibit A), are hereby assigned, sold and transferred by the Assignor to the Assignee. The Assignor certifies that said accounts are just and due and that payment has not been received for those accounts or any part of them.

(c)

It is further acknowledged that if the Accounts are not paid within a period of one hundred fifty (150) days, said accounts may be re-transferred to the undersigned and the Assignor shall repurchase these Accounts for the balance then owed.

(d)

The Accounts Receivable are sold without recourse to the Assignor in the event of non-payment.

(e)

Assignor will commence legal action within 30 days to collect the Accounts Receivable and assign the legal action to the Assignee.

1.

Assignment

The Assignee agrees to pay to the Assignor on this day the sum of Sixty two thousand, nine hundred fifty dollars ($62,950.00). In return, the Assignor assigns all right, title, and interest in and to this Account Receivable to the Assignee for collection.

2.

Hold Harmless

The Assignor shall indemnify and hold harmless the Assignee from any and all claims arising from the Account receivable or the underlying contract between the Assignor and the Customer. The Assignor agrees to furnish the Assignee all information required by the Assignee in its collection efforts. The Assignor agrees to notify the Customer of this Agreement and to pay to the Assignee any payments on this account which are received from the Customer after this date.

3.

General Provisions

3.1

Independent Contractors. The relationship between both parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such relationship upon either party.

3.2

Governing Law & Jurisdiction. This agreement and the parties’ actions under this Agreement shall be governed by and construed under the laws of the state of Florida, without reference to conflict of law principles. The parties hereby expressly consent to the jurisdiction and venue of the federal and state courts within the state of Florida. Each party hereby irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in the preamble of this Agreement, such service to become effective thirty (30) days after such mailing.

3.3

Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire Agreement between both parties concerning this transaction, and replaces all previous communications, representations, understandings, and Agreements, whether verbal or written between the parties to this Agreement or their representatives. No representations or statements of any kind made by either party, which are not expressly stated in this Agreement, shall be binding on such parties.

3.4

All Amendments in Writing. No waiver, amendment or modification of any provisions of this Agreement shall be effective unless in writing and signed by a duly authorized representative of the party against whom such waiver, amendment or modification is sought to be enforced. Furthermore, no provisions in either party’s purchase orders, or in any other business forms employed by either party will supersede the terms and conditions of this Agreement.

3.5

Notices. Any notice required or permitted by this Agreement shall be deemed given if sent by registered mail, postage prepaid with return receipt requested, addressed to the other party at the address set forth in the preamble of this Agreement or at such other address for which such party gives notice hereunder. Delivery shall be deemed effective three (3) days after deposit with postal authorities.

3.6

Costs of Legal Action. In the event any action is brought to enforce this Agreement, the prevailing party shall be entitled to recover its costs of enforcement including, without limitation, attorneys’ fees and court costs.

3.7

Inadequate Legal Remedy. Both parties understand and acknowledge that violation of their respective covenants and Agreements may cause the other irreparable harm and damage, that may not be recovered at law, and each agrees that the other’s remedies for breach may be in equity by way of injunctive relief, as well as for damages and any other relief available to the non-breaching party, whether in law or in equity.

3.8.

Arbitration. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in Broward County, Florida in accordance with the then-existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by any state or federal court having jurisdiction. Assignor and Assignee intend that this Agreement to arbitrate be irrevocable.

3.8

Delay is Not a Waiver. No failure or delay by either party in exercising any right, power or remedy under this Agreement, except as specifically provided in this Agreement, shall operate as a waiver of any such right, power or remedy.

3.9

Force Majeure. In the event that either party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of any Act of God, strike, fire, flood, governmental acts, orders or restrictions, Internet system unavailability, system malfunctions or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence of the non-performing party (a “Force Majeure Event”), the party who has been so affected shall give notice immediately to the other party and shall use its reasonable best efforts to resume performance. Failure to meet due dates resulting from a Force Majeure Event shall extend such due dates for a reasonable period. However, if the period of nonperformance exceeds sixty (60) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been affected may, by giving written notice, terminate this Agreement effective immediately upon such notice or at such later date as is therein specified.

3.10

Non-Assignability & Binding Effect. Except as otherwise provided for within this Agreement, neither party may assign any of its rights or delegate any of its obligations under this Agreement to any third party without the express written permission of the other. Any such assignment is deemed null and void.

3.11

Certain Sections Invalid. If any provisions of this Agreement are held by a court of competent jurisdiction to be invalid under any applicable statute or rule of law, they are to that extent to be deemed omitted and the remaining provisions of this Agreement shall remain in full force and effect.

3.13

Headings. The titles and headings of the various sections and sections in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreement.

3.14

Survival of Certain Provisions. The warranties and the indemnification and confidentiality obligations set forth in the Agreement shall survive the termination of the Agreement by either party for any reason.

Understood, Agreed & Approved

We have carefully reviewed this contract and agree to and accept all of its terms and conditions. We are executing this Agreement as of the Effective Date above.

Assignee	Assignor

BY: /s/ Peter Matousek	BY: /s/ Cristina L. Jewell
Peter Matousek	Cristina L. Jewell
President	President

Exhibit “A”

Comtax Services Inc.
Accounts Receivable Reconciliation

Billings to Global Power and Water Industries, Inc.
	Invoice		Actual	Invoice
Date	Num	Memo	Hours	Amount
1/31/2010	4	Accounting-Accountant-January 2010	4.00	$140.00
1/31/2010	4b	Accounting-Interim CFO-January 2010	284.00	$71,000.00
1/22/2010	4c	Mirabella Consulting, Inc. Payment	0.00	$5,000.00
2/28/2010	5	Accounting-Accountant-February 2010	15.00	$525.00
2/28/2010	5b	Accounting-Interim CFO-February 2010	297.00	$74,250.00
3/31/2010	17	Accounting-Accountant-March 2010	79.50	$2,782.50
3/31/2010	17b	Accounting-Interim CFO-March 2010	419.00	$104,750.00
4/30/2010	18	Accounting-Accountant-April 2010	81.50	$2,852.50
4/30/2010	18b	Accounting-Interim CFO-April 2010	387.50	$96,875.00
5/31/2010	19	Accounting-Accountant-May 2010	55.50	$1,942.50
5/31/2010	19b	Accounting-Interim CFO-May 2010	316.50	$79,125.00
6/30/2010	20	Accounting-Accountant-June 2010	14.00	$490.00
6/30/2010	20b	Accounting-Interim CFO-June 2010	243.00	$60,750.00
7/31/2010	21	Accounting-Accountant-July 2010	6.00	$210.00
7/31/2010	21b	Accounting-Interim CFO-July 2010	310.50	$77,625.00
8/31/2010	22	Accounting-Accountant-August 2010	37.50	$1,312.50
8/31/2010	22b	Accounting-Interim CFO-August 2010	125.50	$31,375.00
9/7/2010	23b	Accounting-Interim CFO-September 2010	38.50	$9,625.00
			2,714.50	$620,630.00

Payments to Comtax Services Inc.
01/19/2010	1566300875	Advance on Feasibility Studies		$50,000.00
02/03/2010	1566301021	Advance on Feasibility Studies		$350,000.00
01/25/2010	7456630001a	Payment to Mirabella Consulting, Inc.		$5,000.00
02/08/2010	7456630001	Advance		$12,500.00
02/25/2010	50003	Advance		$5,000.00
03/02/2010	50012	Advance		$7,500.00
03/08/2010	50016	Advance		$5,000.00
03/13/2010	50022	Advance		$665.00
03/13/2010	50023	Advance		$7,000.00
03/29/2010	50026	Advance		$12,500.00
03/30/2010	17	Advance		$2,500.00
05/03/2010	18	Advance		$2,500.00
05/03/2010	50045	Advance		$12,500.00
				$472,665.00

Balance due to Comtax Services Inc. from Global Power and Water Industries, Inc.				$147,965.00

Global Power and Water Industries (Logo)

WRITTEN CONSENT

OF THE

 BOARD OF DIRECTORS

OF

GLOBAL WATER AND INDUSTRIES, INC.

HELD JANUARY 12, 2010

Feasibility Study and Accounting Services

The undersigned, being all of the members of the Company’s Board of Directors, acting pursuant to the authority granted by Nevada Revised Statutes and the By-Laws of the Company, do hereby adopt the following resolutions by written consent in lieu of a meeting as of and effective on the date set forth hereof:

RESOLVED, the Company approves a Feasibility Study  and Accounting Services Agreement (FSAS) with Comtax Services Inc. in the amount of One Million Two Hundred Thousand ($1,200,000.00). The FSAS scope of work includes feasibility studies for ten Power Purchase Agreements in China, the Company’s Corporate Structure Strategy and accounting services including the supply of an Interim Chief Financial Officer.

FURTHER RESOLVED, the Company is hereby authorized to enter into an agreement with Comtax Services Inc. for the feasibility studies for ten Power Purchase Agreements in China, the Company’s Corporate Structure Strategy and accounting services including the supply of an Interim Chief Financial Officer. The agreement is not to exceed One Million Two Hundred Thousand ($1,200,000.00).

FURTHER RESOLVED, the Company is authorized to advance Four Hundred Thousand ($400,000.00) to Comtax Services Inc. as a retainer for the feasibility studies for ten Power Purchase Agreements in China, the Company’s Corporate Structure Strategy and accounting services including the supply of an Interim Chief Financial Officer. The retainer will apply to the last $400,000.00 due on the agreement.

This Written Consent shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the stockholders of this Corporation. This Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Written Consent.

The date of this Written Consent is January 12, 2010.

/s/ Howard A. Foote	/s/ Yew Yuen Choo (Katy Yew)
Howard A. Foote	Yew Yuen Choo (Katy Yew)

204 W. Spear Street, #2432, Carson City, Nevada, 89703